Articles of Incorporation

(PURSUANT TO NRS 78)

STATE OF NEVADA

Secretary of State

(For filing office use) (For filing office use)

1. NAME OF CORPORATION: DYNASTY INTERNATIONAL CORPORATION

2. RESIDENT AGENT.

The corporation Trust Company of Nevada

6100 Neil Road, Suite 500

Reno, NV 89511

3. SHARES. Number of shares with par value:, 10,000,000 Par value: $.001

4. GOVERNING BOARD: Directors

The FIRST BOARD OF DIRECTORS shall consist of 1 member and the name and address is as follows:

Gerry Karpinka

101 Beauvista Drive

Sherwood Park, Alberta T8A 3X2

CANADA

5. PURPOSE: The purpose of the corporation shall be to undertake all Hospitality Training Services and endeavors which are legal under the laws of the State of Nevada, and for which the Board of Directors approves.

6. OTHER MATTERS :

6.1 Limitation on Director Liability

To the fullest extent permitted by Nevada Law and subject to the Bylaws of this Corporation, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article shall not adversely effect any right of a director of this Corporation hereunder with respect to any acts or omissions of the director occurring prior to amendment or repeal.

6.2 Indemnification of Directors

To the fullest extent permitted by the bylaws and Nevada law, this Corporation is authorized to indemnify any of its directors. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

7. SIGNATURES OF INCORPORATORS : The names and addresses of each of the incorporators signing the articles:

/s/ James B. Parsons

JAMES B. PARSONS

500 108th Avenue NE, Suite 1710

Bellevue, WA 98004

State of Washington, County of King

This instrument was acknowledged before me on June 22, 2001, by James B. Parsons as incorporator of DYNASTY INTERNATIONAL CORPORATION

/s/ Brenda Vreeke

Notary Public Signature

(Affix notary stamp or seal)

8. CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

(SEE ATTACHED)

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CERTIFICATE OF ACCEPTANCE OF APPOINTMENT

BY RESIDENT AGENT

FOR

DYNASTY INTERNATIONAL CORPORAITON

   The Corporation Trust Company of Nevada, located at 6100 Neil Road, Suite 500, Reno, Nevada 89511, hereby accepts the appointment as Resident AGent of the above-named entity.

        The Corporation Trust COmpany of Nevada

Resident Agent

By:  /s/ Jack Caskey                                        June 28, 2001

Jack Caskey, Asst. V.P.

ON BEHALF OF THE CORPORATION TRUST COMPANY OF NEVADA